Exhibit 4.17

Execution version

TECHNICAL SERVICES AGREEMENT (based on SHIPMAN 2009) PART I
1. Place and date of Agreement Oslo, Norway 17 October 2016 Vessel: Höegh Grace, IMO No. 9674907	2. Date of commencement of Agreement Vessel Acceptance Date under the FSRU Operation & Services Agreement (“OSA”) between HCOL and Sociedad Portuaria el Cayao S.A. E.S.P (SPEC)
3. HCOL (name, place of registered office and law of registry) (i) Name: Höegh LNG Colombia SAS (ii) Place of registered office: Bogota - Colombia (iii) Law of registry: Colombia

4. Technical Contractor (name, place of registered office and law of registry)

(i)     Name: Höegh LNG Fleet Management AS

(ii)    Place of registered office: Drammensveien 134, 0277 Oslo, Norway

(iii)   Law of registry: Norway

5. The Company (with reference to the ISM/lSPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9( c )( i ))

(i)     Name: Höegh LNG Fleet Management AS

(ii)    IMO Unique Company Identification number: 5479796

(iii)   Place of registered office: Drammensveien 134, 0277 Oslo, Norway

(iv)   Principal place of business: Oslo, Norway

6. Technical Management (state “yes” or “no” as agreed) Yes
7. Crew Management (state “yes” or “no” as agreed) No
8. Commercial Management (state “yes” or “no” as agreed) No
9. Chartering Services period (only to be filled in if "yes" stated in Box 8) No	10. Crew insurance arrangements (state “yes” or “no” as agreed) (i) Crew insurances* (Cl. 5(b)): No (ii) Insurance for persons proceeding to sea onboard ): No
11. Insurance arrangements (state "yes" or "no" as agreed) No	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD & D) No
13. Interest (state rate of interest to apply after due date to outstanding sums) LIBOR + 3% per annum	14. Annual Technical Service Fee USD 748,000
15. Technical Contractor’s nominated account N/A	16. Daily rate (state rate for days in excess of those agreed in budget) N/A
17. Lay-up period / number of months N/A

Execution version

18. Minimum contract period (state number of months) N/A	19. Technical Contractor fee on termination (state number of months to apply) Two months
20. Severance Costs (state maximum amount) N/A	21. Dispute resolution Arbitration in London
22. Notices (state full style contact details for serving notice and communication to HCOL) Höegh LNG Colombia S.A.S. Avenida 82 No. 10 – 62 Bogota, Colombia Hoegh.Colombia@hoeghlng.com

23. Notices (state full style contact details for serving notice and communication to the Technical Contractor)

Höegh LNG Fleet Management AS, Drammensveien 134, PO Box 4 Skoyen, NO- 0212 Oslo, Norway

Tel: +47-97557400 Fax 47-97557401

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel or Vessels), “B” , (Budget), attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A” and “B” shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (HCOL) /s/ Nils Jakob Hasle Nils Jakob Hasle	Signature(s) (Technical Contractor) /s/ Gorm O. Hillgaar Gorm O. Hillgaar

ENCLOSURES:

APPENDIX A – Details of Vessel or Vessels

APPENDIX B – Budget

PART II – Background and basis of the Agreement

Execution version

ANNEX “A” (DETAILS OF VESSEL OR VESSELS)

TECHNICAL SERVICES AGREEMENT

BASED ON SHIPMAN 2009

Date of Agreement: 17 October 2016

Name of Vessel: Höegh Grace

Particulars of Vessel:

Builder and Yard	Hyundai Heavy Industries, Co
Hull No.	2551
Year Built	2016
Port of Registry and Flag	Majuro. Republic of the Marshall Islands
IMO Number	9674907
Call Sign	V7JB2

Length overall	294.07 m
Length Between Perpendiculars	282 m
Breadth moulded	46 m
Depth moulded	26 m
Draught at summer freeboard (Extreme)	11.62 m
Height overall — keel to highest fixed point	62.77 m
Maximum air draught (with full ballast and half bunkers)(corresponding draughts)	53.69 m (at ballast draught 9.08)
Gross Tonnage (International)	109,844 MT
Net Tonnage (International)	36,743 MT
Gross Tonnage (Suez) SCGT	107,200
Net Tonnage (Suez) SCNT	89,950
Light Ship Displacement	34,755.8 MT
Displacement (maximum)	128,358 MT

Execution version

ANNEX “B” (BUDGET)

TECHNICAL SERVICES AGREEMENT

BASED ON SHIPMAN 2009

Date of Agreement: 17 October 2016

Technical Contractor’s initial budget with effect from the commencement date of this Agreement (see Box 2):

Annual
Estimate
Maritime personnel expenses	0
Services	928
Spares	0
Consumables	504
New installation	86
Damage	0
Insurance	0
Crew Agency fee	0
Ships radio and communication	50
Travel expenses, technical manager	55
Technical management fee	748
Financial income and expenses	0
A - Operating Cost	2371

Execution version

PART II

of

Technical Services Agreement

between

Höegh LNG Colombia S.A.S. (“HCOL”)

and

Höegh LNG Fleet Management AS (“Technical Contractor”)

Dated 17 October 2016

SECTION 1 – Background and Basis of the Agreement

WHEREAS

HCOL has entered into an FSRU Operation and Services Agreement (“OSA”) with Sociedad Portuaria el Cayao S.A. E.S.P (“SPEC”) for operating the FSRU Höegh Grace, IMO No. 9674907 (the “FSRU”), including the provision of technical management of the FSRU.

As per the OSA, HCOL undertakes towards SPEC to comply with the ISM Code and establish and maintain:

(i)	a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(ii)	a documented environmental management system; and

(iii)	a documented accident/incident reporting system compliant with the requirements of the Flag State and the OSA.

The Technical Contractor is an ISM certified ship management company and is the technical manager and ISM manager for vessels in the Höegh LNG Group.

Based on the technical expertise of the Technical Contractor, HCOL wishes to contract the rendering of the Technical Services described hereunder and the Technical Contractor is willing to perform such Technical Services.

1.	Definitions

In this Agreement, save where the Agreement otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Agreement” means Part I and II of the Technical Services Agreement entered into between HCOL and Technical Contractor.

“Company” (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 of Part I or any replacement organization appointed by HCOL from time to time.

“Crew” means the personnel on-board the FSRU as provided by HCOL.

Part 1 of 14

Execution version

“Crew Insurances” means insurance of liabilities in respect of crew risks, which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck, unemployment indemnity and loss of personal effects.

“Flag State” means the State whose flag the Vessel is flying.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

“ISPS Code” means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

“Technical Contractor” means the party identified in Box 4 of Part I.

“Technical Services” means the services described in Clause 4 below.

“SMS” means the Safety Management System (as defined by the ISM Code).

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor.

“Vessel” means the vessel or vessels details of which are set out in Annex A to Part I.

2.	Commencement and Appointment

With effect from the date stated in Box 2 of Part I for the commencement of the Technical Services pertaining to the Agreement and continuing unless and until terminated as provided herein, HCOL hereby appoints the Technical Contractor and the Technical Contractor hereby agrees to provide the Technical Services pertaining to the Agreement for the Vessel, as required by HCOL.

3.	Expertise of the Technical Contractor

Subject to the terms and conditions herein provided, during the period of this Agreement, the Technical Contractor shall render the Technical Services pertaining to the Agreement in respect of the Vessel as required by HCOL.

HCOL shall rely on the technical expertise of the Technical Contractor when adopting any such technical decisions as will be required from time to time. The Technical Contractor shall render all the Services and instruct HCOL in all issues comprised under this Agreement in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

Part 2 of 14

Execution version

PART II

Technical Services Agreement

SECTION 2 – Services

4.	Technical Services

The Technical Contractor shall provide Technical Services which include, but are not limited to, the following services:

(a)	ensuring that the Vessel complies with the requirements of the laws of the Flag State;

(b)	ensuring compliance with the ISM Code;

(c)	ensuring compliance with the ISPS Code;

(d)	supervise the maintenance and general efficiency of the Vessel;

(e)	arranging and supervising repairs, alterations and the maintenance of the Vessel to the standards agreed with HCOL, provided that the Technical Contractor shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, with the laws of the Flag State and of the places where the Vessel is required to trade;

(f)	arranging the supply of necessary stores and lubricating oil;

(g)	appointing surveyors and technical consultants as the Technical Contractor may consider from time to time to be necessary;

(h)	arranging for the supply of provisions unless provided by HCOL;

(i)	arranging for the sampling and testing of bunkers;

(j)	ensuring that the Crew, on joining the Vessel, are given proper familiarization with their duties in relation to the Vessel’s SMS and that instructions, which are essential to the SMS are identified, documented and given to the Crew; and

(k)	any other technical management service that may be required by HCOL in connection with the Agreement and to ensure compliance with HCOL’s obligations under the OSA with SPEC.

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Execution version

PART II

Technical Services Agreement

SECTION 3 – Obligations

5.	Technical Contractor's Obligations

(a)	The Technical Contractor undertakes to use its best endeavours to provide the Technical Services pertaining to the Agreement to HCOL in accordance with sound ship management practice and to protect and promote the interests of HCOL in all matters relating to the provision of services hereunder.

Provided however, that in the performance of its responsibilities under this Agreement, the Technical Contractor shall be entitled to have regard to its overall responsibility in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Technical Contractor shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Technical Contractor in its absolute discretion considers to be fair and reasonable.

(b)	Technical Contractor shall procure that the requirements of the Flag State are satisfied and shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

6.	HCOL’s Obligations

(a)	HCOL shall pay all sums due to the Technical Contractor punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums, the Technical Contractor shall be entitled to charge interest at the rate stated in Box 13 of Part I.

(b)	In accordance with Clause 4 (Technical Services) of Part II, HCOL shall:

(i)	report (or procure that the registered owners of the Vessel report) to the Flag State administration the details of the Technical Contractor as the Company as required to comply with the ISM and ISPS Codes;

(ii)	procure that any officers and ratings supplied by HCOL or by a third party on its behalf comply with the requirements of STCW 95; and

(iii)	instruct such officers and ratings to obey all reasonable orders of the Technical Contractor (in their capacity as the Company) in connection with the operation of the safety management system or otherwise for the purposes of the ISM code.

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Execution version

PART II

Technical Services Agreement

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

7.	Insurance Policies

HCOL shall procure that throughout the period of this Agreement:

(a)	the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be for:

(i)	hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including but not limited to pollution risks and diversion expenses);

(iii)	Crew insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations and insurances for any other persons on board the Vessel;

(iv)	war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and

(v)	such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D) (see Box 12 of Part I).

all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (the “Insurances”);

(b)	all premiums and calls on the Insurances are paid by their due date;

(c)	the Insurances to be in the name of the Technical Contractor and, subject to underwriters’ agreement, any third party designated by the Technical Contractor as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Technical Contractor and any such third party a liability in respect of premiums or calls arising in connection with the insurances.

If obtainable at no additional cost, however, HCOL shall procure such insurances on terms such that neither the Technical Contractor nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Insurances. In any event, on termination of this Agreement in accordance with Clauses 16 (Duration of the Agreement) and 17 (Termination) of Part II, HCOL shall procure that the Technical Contractor and any third party designated by the Technical Contractor as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d)	written evidence is provided, to the reasonable satisfaction of the Technical Contractor, of HCOL's compliance with its obligations under this Clause 7 of Part II within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Insurances.

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Execution version

8.	Income Collected and expenses Paid on Behalf of HCOL

(a)	All monies collected by the Technical Contractor under the terms of this Agreement (other than monies payable by HCOL to the Technical Contractor) and any interest thereon shall be held to the credit of HCOL in a separate bank account.

(b)	All expenses incurred by the Technical Contractor under the terms of this Agreement on behalf of HCOL (including expenses as provided in Clause 9(c)) of Part II, may be debited against HCOL in the account referred to under Sub-clause 9(a) of Part II but shall in any event remain payable by HCOL to the Technical Contractor on demand.

9.	Technical Services Fee and Expenses

(a)	HCOL shall pay to the Technical Contractor an Annual Technical Services Fee (the “Fee”) as stated in Box 14 of Part I for their services under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) of Part II and Box 2 of Part I) and subsequent instalments being payable at the beginning of every calendar month. The Fee shall be payable to the Technical Contractor's nominated account stated in Box 15 of Part I.

(b)	The Fee shall be subject to an annual review and the proposed revised Fee shall be presented in the annual budget in accordance with Sub-clause 11(a) of Part II.

(c)	The Technical Contractor shall, at no extra cost to HCOL, provide its own office accommodation, office staff, facilities and stationery.

(d)	Without limiting the generality of this Clause 9 (Technical Services Fee and Expenses), HCOL shall reimburse the Technical Contractor monthly for (i) all travelling expenses and (ii) all pre-agreed additional expenses at cost.

(e)	Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Technical Contractor in the course of the performance of the Services shall be credited to HCOL.

10.	Taxes

Each Party will bear its own taxes, provided that:

(a)	HCOL shall pay, and gross up the Fee to account in full for, any Colombian withholding taxes on any payments made to Technical Contractor under this Agreement so that Technical Contractor will receive the same net amount as if no such withholding had been required;

(b)	HCOL shall compensate Technical Contractor for any taxes imposed on Technical Contractor due to the Vessel being permanently moored in Colombia regarding income and sales tax under this Agreement.

For the avoidance of doubt, HCOL shall in no event be responsible for the payment of any taxes relating to or arising from (i) Technical Contractor's net income (except if imposed in Colombia), (ii) Technical Contractor's employees or (iii) Technical Contractor's breach of this Agreement.

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Execution version

In circumstances where (i) HCOL has paid and/or compensated Technical Contractor in respect of taxes imposed in Colombia upon Technical Contractor and Technical Contractor obtains a corresponding deduction from net income taxes in respect of such taxes in their applicable country of domicile; Technical Contractor shall reimburse HCOL for the net amount of such deduction.

11.	Budgets, Procurement, Payment and Accounting

(a)	The Technical Contractor's initial budget is set out in Annex B to Part I. Subsequent budgets shall be for twelve month periods and shall be prepared by the Technical Contractor and presented to HCOL not less than three months before the end of the budget year.

(b)	HCOL shall state to the Technical Contractor in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. The parties shall negotiate in good faith and if they fail to agree on the annual budget, including the Fee, either party may terminate this Agreement in accordance with Sub-clause 17(e) of Part II.

(c)	It is explicitly agreed and understood between the Parties that all procurement of services or goods in relation to the Vessel is done by the Technical Contractor acting as agent for and on behalf of HCOL. All associated invoices for such services or goods shall name HCOL as the customer. If this is not possible from a practical point of view due to procurement being done under certain master agreements, frame agreements or similar, then sufficient documentation, as agreed from time to time between the Parties, shall be made available by the Technical Contractor in order for such incurred costs to be properly documented. For the avoidance of doubt, the documentation shall as a minimum meet any documentation requirements HCOL has in terms of being able to deduct such incurred costs for Colombian tax purposes.

(d)	HCOL shall provide access to the Technical Contractor (or any nominated sub-contractor) to bank account(s) with sufficient funds to ensure the timely payment of any services or goods procured in relation to the Vessel.

(e)	The Technical Contractor shall in the manner instructed and advised by HCOL maintain and keep true and correct accounts in respect of the Technical Services in accordance with the relevant International Financial Reporting Standards or such other standard as the Parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The Technical Contractor shall upon request provide HCOL with electronic copy or hard copy of all invoices and any available supporting documentation as may from time to time be required by HCOL in relation to any services or goods procured in relation to the Vessel.

(f)	Notwithstanding anything contained herein, the Technical Contractor shall in no circumstances be required to use or commit its own funds to finance the provision of the Technical Services to HCOL.

Part 7 of 14

Execution version

PART II

Technical Services Agreement

SECTION 5 – Legal, General and Duration of Agreement

12.	Technical Contractor's Right to Subcontract

The Technical Contractor is entitled to subcontract any of its obligations hereunder without the prior written consent of HCOL, provided however that the Technical Contractor shall remain fully liable for the due performance of its obligations under this Agreement.

13.	Responsibilities

(a)	Force Majeure

Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:

(i)	acts of God;

(ii)	any Government requisition, control, intervention, requirement or interference;

(iii)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv)	riots, civil commotion, blockades or embargoes;

(v)	epidemics;

(vi)	earthquakes, landslides, floods or other extraordinary weather conditions;

(vii)	strikes, lockouts or any other industrial action, unless limited to the employees (which shall not include the Crew) of the Party seeking to invoke force majeure;

(viii)	fire, accident, explosion except where caused by negligence of the Party seeking to invoke force majeure; and

(ix)	any other similar cause beyond the reasonable control of either Party.

(b)	Liability to HCOL

(i)	Without prejudice to Sub-clause 13(a) of Part II, the Technical Contractor shall be under no liability whatsoever to HCOL for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Technical Services pertaining to the Agreement UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Technical Contractor or its employees or agents, or subcontractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expenses has resulted from the Technical Contractor's personal act or omission committed with the intent to cause same or recklessly and with knowledge that such acts would probably result in loss, damage, delay or expense) the Technical Contractor’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the Fee payable hereunder.

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Execution version

(ii)	Acts or omissions of the Crew; notwithstanding anything that may appear to the contrary in this Agreement, the Technical Contractor shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a direct instruction of the Technical Contractor, in which case the Crew’s liability shall be limited in accordance with the terms of this Clause 13 (Responsibilities).

(c)	Indemnity

Except to the extent and solely for the amount therein set out that the Technical Contractor would be liable under Sub-clause 13(b) of Part II, HCOL hereby undertakes to keep the Technical Contractor and its employees, agents and subcontractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) that the Technical Contractor may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Technical Contractor (including every subcontractor from time to time employed by the Technical Contractor) shall in any circumstances whatsoever be under any liability whatsoever to HCOL for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 13 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Technical Contractor or to which the Technical Contractor is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Technical Contractor acting as a foresaid and for the purpose of all the foregoing provisions of this Clause 13 (Responsibilities) the Technical Contractor is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including subcontractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

14.	General

(a)	The Technical Contractor shall keep HCOL informed in a timely manner of any incident of which the Technical Contractor becomes aware, which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b)	HCOL may request the Technical Contractor to bring, defend or advise in other actions, suits or proceedings related to the Technical Services, on terms to be agreed.

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Execution version

(c)	On giving reasonable notice, HCOL may request, and the Technical Contractor shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to HCOL in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the Technical Contractor may request, and the HCOL shall in a timely manner make available, all documentation, information and records reasonably required by the Technical Contractor to enable it to perform the Technical Services.

(d)	HCOL shall arrange for the provision of any necessary guarantee bond or other security.

(e)	Any costs incurred by the Technical Contractor in carrying out its obligations according to this Clause 14 (General Administration) shall be reimbursed by HCOL.

15.	Compliance with Laws and Regulations

The Parties will not do or permit to be done anything, which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

16.	Duration of the Agreement

(a)	This Agreement shall come into effect at the date stated in Box 2 of Part I and shall continue until terminated by either Party giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 of Part I or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 17 (Termination) of Part II.

(b)	Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

17.	Termination

(a)	HCOL or Technical Contractor's default

If either Party fails to meet their obligations under this Agreement, the other Party may give notice to the Party in default requiring them to remedy it. In the event that the Party in default fails to remedy within a reasonable time and to the reasonable satisfaction of the other Party, that Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

(b)	Notwithstanding Sub-clause 17(a) of Part II:

(i)	The Technical Contractor shall be entitled to terminate the Agreement with immediate effect by giving notice to HCOL if any monies payable by HCOL shall not have been received in the Technical Contractor's nominated account within thirty (30) days of receipt by HCOL of the Technical Contractor’s written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii)	If HCOL proceeds with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage, which in the reasonable opinion of the Technical Contractor is unduly hazardous or improper, the Technical Contractor may give notice of the default to HCOL, requiring HCOL to remedy as soon as practically possible. In the event that HCOL fails to remedy within a reasonable time and to the satisfaction of the Technical Contractor, the Technical Contractor shall be entitled to terminate the Agreement with immediate effect by giving notice to HCOL.

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Execution version

(c)	Extraordinary Termination

Unless otherwise agreed, this Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d)	For the purpose of Sub-clause 17(c) of Part II hereof:

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel’s owner ceases to be the registered owner of the Vessel;

(ii)	the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; and

(iii)	the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 17(d)(ii) of Part II.

(e)	In the event the Parties fail to agree the annual budget in accordance with Sub-clause 11(b) of Part II, or to agree to a reduction in the Fee in accordance with Sub-clause 9(b) of Part II, either Party may terminate this Agreement by giving the other Party not less than one month’s notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.

(f)	This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(g)	In the event of the termination of this Agreement for any reason other than default by the Technical Contractor, the Fee payable to the Technical Contractor according to the provisions of Clause 9 (Technical Services Fee and Expenses) of Part II, shall continue to be payable for a further period of the number of months stated in Box 19 of Part I as from the effective date of termination. If Box 19 of Part I is left blank then ninety (90) days shall apply.

(h)	On the termination, for whatever reason, of this Agreement, the Technical Contractor shall release to HCOL, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation.

(i)	The termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.

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Execution version

18.	BIMCO Dispute Resolution Clause

(a)	English Law, London Arbitration

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 18.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(b)	Notwithstanding the above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

In the case of a dispute in respect of which arbitration has been commenced under the above, the following shall apply:

(i)	A Party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other Party (or Parties) of a written notice (the “Mediation Notice”) calling on the other Party (or Parties) to agree to mediation.

(ii)	The other Party (or Parties) shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the Parties shall thereafter agree a mediator within a further fourteen (14) calendar days, failing which on the application of either Party (or Parties) a mediator will be appointed promptly by the Arbitration Tribunal (the “Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the Parties may agree or, in the event of disagreement, as may be set by the mediator.

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(iii)	If the other Party (or Parties) does (do) not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the Parties.

(iv)	The mediation shall not affect the right of either Party (or Parties) to seek such relief or take such steps as it considers (consider) necessary to protect its (their) interest.

(v)	A Party (or Parties) may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi)	Unless otherwise agreed or specified in the mediation terms, each Party shall bear its own costs incurred in the mediation and the Parties shall share equally the mediator’s costs and expenses.

(vii)	The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The Parties should be aware that the mediation process may not necessarily interrupt time limits.)

19.	Notices

(a)	All notices given by either Party or their agents to the other Party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other Party as set out in Boxes 22 and 23 of Part I or as appropriate or to such other address as the other Party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 19(a).

(b)	Any notice given under this Agreement shall take effect on receipt by the other Party and shall be deemed to have been received:

(i)	if posted, on the seventh (7th) day after posting;

(ii)	if sent by facsimile or electronically, on the day of transmission; and

(iii)	if delivered by hand, on the day of delivery.

And in each case, proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

20.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and no promise, undertaking, representation, warranty or statement by either Party prior to the date stated in Box 2 of Part I shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the Parties.

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21.	Third Party Rights

Except to the extent provided in Sub-clauses 13(c) (Indemnity) and 13(d) (Himalaya) of Part II, no third parties may enforce any term of this Agreement.

22.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

23.	Interpretation

In this Agreement:

(a)	Singular/Plural The singular includes the plural and vice versa as the context admits or requires.

(b)	Headings The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)	Day “Day” means a calendar day unless expressly stated to the contrary.

24.	BIMCO MLC Clause for SHIPMAN 2009

For the purposes of this Clause 24:

“MLC” means the International Labour Organisation (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.

“Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel.

(a)	Subject to Clause 3 (Expertise of the Technical Contractor) of Part II, the Technical Contractor shall, to the extent of the Technical Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner.

(b)	HCOL shall ensure compliance with the MLC in respect of any Crew members supplied by them or on their behalf.

(c)	HCOL shall procure insurance cover or financial security to satisfy the Shipowner’s financial security obligations under the MLC.

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